Exhibit 10.18
     THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of this 12th day of June (the “Contract Date”) by and between FIRST INDUSTRIAL, L.P., a Delaware limited partnership (“Seller”), and NORTHFIELD LABORATORIES, INC., a Delaware corporation (“Purchaser”).
     1. SALE.
     Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, all of the following:
          (a) that certain tract or parcel of land, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said tract or parcel and any water or mineral rights owned by, or leased to, Seller, which is described on Exhibit A attached hereto and made a part hereof (the “Land”);
          (b) all of the buildings, structures, fixtures and other improvements located on the Land, including, but not limited to, the building commonly known by the street address 1200 Business Center Drive, Mount Prospect, Illinois, and all other on-site structures, systems, and utilities associated with the building (all such improvements being referred to herein as the “Improvements”), but excluding improvements, if any, owned by any tenant(s) located therein;
          (c) Seller’s right, title and interest in all leases and other agreements to occupy all or any portion of any or all of the Land and the Improvements that are in effect on the Contract Date or into which Seller enters prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement (collectively, the “Leases”);
          (d) all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, tools and supplies, owned by Seller and used by Seller in connection with the ownership and operation of the Land and the Improvements (the “Personal Property”), but excluding any and all items of tangible personal property owned by the tenants;
          (e) all of Seller’s right, title and interest in and to all assignable contracts and agreements to which Seller is party (other than Leases) relating to the upkeep, repair, maintenance, leasing or operation of any or all of the Land, Improvements and the Personal Property, and all comparable contracts, agreements or arrangements into which Seller enters prior to Closing pursuant to this Agreement (collectively, the “Contracts”), except that Purchaser shall not assume and accept at Closing those Contracts which constitute Rejected Contracts (as hereinafter defined); and
          (f) to the extent transferable, all of Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to, (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements; (ii) all plans and specifications, drawings and prints describing the Improvements; (iii) trademarks or trade names associated with the Improvements; and (iv) all licenses, permits, approvals, certificates of occupancy, dedications,

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements (collectively, the “Intangibles”).
The Land, the Improvements, the Personal Property, the Contracts, the Leases and the Intangibles are hereinafter referred to collectively as the “Property.”
     2. PURCHASE PRICE.
     The total purchase price to be paid to Seller by Purchaser for the Property shall be SIX MILLION SEVEN HUNDRED THIRTY-ONE THOUSAND AND NO/100 DOLLARS ($6,731,000.00) (the “Purchase Price”), plus or minus prorations as hereinafter provided.
     3. CLOSING.
     The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail or at the offices of the Title Company (defined below). The Closing shall occur on June 23, 2006, or as otherwise agreed by the parties (the “Closing Date”).
     4. DEPOSIT.
     Not later than two (2) business days after the execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit, as its earnest money deposit, the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Earnest Money”) in an escrow with the Title Company (the “Escrow”) pursuant to escrow instructions in the form attached hereto as Exhibit B. The Earnest Money and all interest earned thereon are herein collectively referred to as the “Deposit.” Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price at Closing.
     5. SELLER’S DELIVERIES.
     Prior to the execution of this Agreement, Seller has delivered to Purchaser all, to Seller’s Knowledge, of the documents and agreements described on Exhibit C attached hereto and made a part hereof that are in Seller’s possession or reasonable control (the “Documents”), except for the Documents described in item (c) on Exhibit C which have been delivered to Purchaser only to the extent such Documents are in Seller’s actual possession. Seller shall continue to make available to Purchaser or its agents for inspection in the Chicago, Illinois office of FR, all, to Seller’s knowledge, of the Documents in Seller’s possession or reasonable control, except for the Documents described in item (c) on Exhibit C which shall only be made available to Purchaser to the extent such Documents are in Seller’s actual possession. The Documents that are furnished to Purchaser pursuant to this Section 5 are being furnished to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in this Section 5 or Section 8.1 below, in either case as limited by Sections 8.2 and 8.3 below. Seller hereby represents and warrants to Purchaser that, to Seller’s knowledge, Seller has not failed to deliver true and complete copies of any Documents in Seller’s possession or reasonable control (except for the Documents described in item (c) on Exhibit C which have been delivered to Purchaser only to the extent such Documents are in Seller’s actual possession).

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

     6. INSPECTION PERIOD.
          6.1. Basic Project Inspection. At all times prior to Closing, including times following the “Inspection Period” (which Inspection Period is defined to be the period commencing with the Contract Date and continuing through and including June 15, 2006), Purchaser and Purchaser’s employees, third party consultants, lenders, engineers, accountants and attorneys (collectively, the “Purchaser’s Representatives”) shall be entitled to conduct a “Basic Project Inspection” of the Property, which will include the rights to: (i) enter upon the Land and Improvements, at reasonable times, to perform inspections and tests of the Land and the Improvements, (ii) make investigations with regard to the environmental condition of the Land and the Improvements and the compliance by the Land and the Improvements with all applicable laws, ordinances, rules and regulations, (iii) review the Leases affecting the Property, and (iv) interview any tenant at the Improvements with respect to its current and prospective occupancy of the Improvements as long as a representative of Seller is in attendance throughout such interview, which representatives shall be made reasonably available for such purposes. Purchaser shall provide not less than one (1) business days’ prior notice to Seller before conducting any investigations, study, interview or test to or at the Land and the Improvements. If Purchaser determines, in its sole discretion that the Property is not appropriate for Purchaser’s intended use, then Purchaser may terminate this Agreement by written notice to Seller (the “Termination Notice”), delivered not later than 5:00 p.m. (Chicago Time) on the last day of the Inspection Period (the “Approval Date”), whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement. If Purchaser fails to timely deliver a Termination Notice to Seller prior 5:00 p.m. (Chicago Time) on the Approval Date, Purchaser shall be automatically deemed to have forever waived its right to terminate this Agreement pursuant to this Section 6.1, and the Property shall be deemed acceptable to Purchaser.
          6.2. Purchaser’s Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Land or the Improvements to be performed in a manner that does not unreasonably disturb or disrupt the tenancies or business operations of the tenant(s) at the Improvements. Purchaser shall not conduct (or cause to be conducted) any physically intrusive investigation, examination or study of the Land or the Improvements (any such investigation, examination or study, an “Intrusive Investigation”) as part of its Basic Project Inspection or otherwise without obtaining the prior written consent of Seller. In the event Purchaser desires to conduct (or cause to be conducted) any Intrusive Investigation of the Land or the Improvements, such as sampling of soils, other media, building materials, or the other comparable investigation, Purchaser will provide a written scope of work to Seller describing exactly what procedures Purchaser desires to perform. Seller may withhold its consent to any Intrusive Investigation of the Land or the Improvements in its sole discretion. Purchaser and Purchaser’s Representatives shall, in performing its Basic Project Inspection, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to any or all of such procedures, the Land and the Improvements. Neither Purchaser nor Purchaser’s Representatives shall report the results of the Basic Project Inspection to any governmental or quasi-governmental authority under any circumstances, unless required by applicable law in its capacity as contract purchaser, without obtaining Seller’s express written consent, which consent may be withheld in Seller’s sole discretion. Purchaser Representatives shall: (a) together maintain comprehensive general liability (occurrence) insurance in an .amount of not less than $2,000,000

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

covering any accident arising in connection with the presence of Purchaser and Purchaser’s Representatives at the Land and the Improvements and the performance of any investigations, examinations or studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to Seller), naming Seller as an additional insured thereunder, verifying the existence of such coverage to Seller prior to entry upon the Land or the Improvements; and (b) promptly pay when due any third party costs associated with its Basic Project Inspection. Purchaser shall, at Purchaser’s sole cost, repair any damage to the Land or the Improvements resulting from the Basic Project Inspection, and, to the extent Purchaser or Purchaser’s Representatives alter, modify, disturb or change the condition of the Land or the Improvements as part of the Basic Project Inspection or otherwise, Purchaser shall, at Purchaser’s sole cost, restore the Land and the Improvements to the condition in which the same were found before such alteration, modification, disturbance or change. Purchaser hereby indemnifies, protects, defends and holds Seller, Seller’s affiliates, their respective partners, shareholders, officers and directors, and all of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) that Seller or any Seller Indemnified Party suffers or incurs as a result of, or in connection with Purchaser’s Basic Project Inspection or Purchaser’s or Purchaser’s Representatives entry upon the Land or the Improvements hereunder. Purchaser’s undertakings pursuant to this Section 6.2 shall indefinitely survive a termination of this Agreement or the Closing and shall not be merged into any instrument of conveyance delivered at Closing.
          6.3. Confidentiality. Purchaser agrees to maintain in confidence the information and terms contained in the Evaluation Materials (defined below) and this Agreement (collectively, the “Transaction Information”). Purchaser shall not, under any circumstances, disclose all or any portion of the Transaction Information to any person or entity and shall maintain the Transaction Information in the strictest confidence; provided, however, that Purchaser may disclose the Transaction Information: (a) to Purchaser’s Representatives to the extent that Purchaser determines Purchaser’s Representatives reasonably need to know such Transaction Information in order to assist, and perform services on behalf of, Purchaser; (b) to the extent required by any applicable statute, law, regulation or governmental authority; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Purchaser shall advise Purchaser’s Representatives of the provisions of this Section 6.3 and cause such parties to maintain the Transaction Information as confidential information and otherwise comply with the terms of this Section 6.3. For purposes of this Agreement, the term “Evaluation Materials” shall mean the Documents and any other materials or information delivered or made available by Seller or its agents to Purchaser or Purchaser’s Representatives together with (i) all analyses, compilations, studies or other documents prepared by (or on behalf of) Purchaser, which contain or otherwise reflect such information or materials and (ii) the results of any studies, analysis or investigation of the Property undertaken by or on behalf of Purchaser. Purchaser agrees that the Evaluation Materials shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property. Notwithstanding anything contained herein to the contrary, it is understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 6.3 by Purchaser or Purchaser’s Representatives and that Seller shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of this Section 6.3 by Purchaser or Purchaser’s Representatives. Purchaser further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 6.3 but shall be in addition to all other remedies available at law or in equity to Seller. In the event this Agreement is terminated for any reason whatsoever, Purchaser shall promptly (and in any event within three (3) business days after the effective date of termination) return to Seller the Documents and any and all copies of the Documents and destroy any and all other Evaluation Materials. The undertakings of Purchaser pursuant to this Section 6.3 shall survive the termination of this Agreement.
          6.4. Rejection of Contracts. Purchaser may elect, in its sole discretion, to require that Seller, at Seller’s expense, terminate any of the Contracts other than Brokerage Agreements (as hereinafter defined) and security contracts provided Purchaser notifies Seller of such election prior to the Approval Date (any such Contracts that Purchaser elects to terminate, the “Rejected Contracts”).
     7. TITLE AND SURVEY MATTERS.
          7.1. Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a Special Warranty Deed (“Deed”), in recordable form, conveying the Land and the Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”): (1) taxes not yet due and payable; (2) those matters that may be approved (or deemed approved) by Purchaser pursuant to Section 7.4 or Section 10.1; (3) the rights of tenants pursuant to the Leases; (4) matters arising out of any act of Purchaser or Purchaser’s Representatives; and (5) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances (those liens, claims, encumbrances and matters referred to in items (1) and (3) — (5) above, the “Existing Permitted Exceptions”).
          7.2. Title Commitment. Promptly after the receipt of the same (and in any events within ten (10) business days after the Contract Date), Purchaser shall deliver to Seller a commitment (the “Title Commitment”) issued by First American Title Insurance Company (30 North LaSalle Street, Suite 310, Chicago, Illinois 60602, Attn: Richard Seidel) (the “Title Company”), for an owner’s title insurance policy with respect to the Land (the “Title Policy”), in the full amount of the Purchase Price, together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such Title Commitment. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that, at Closing, the Title Company shall issue the Title Policy (or a “marked” Title Commitment) insuring, in the full amount of the Purchase Price, Purchaser as the fee simple owner of the Land and the Improvements, subject only to the Permitted Exceptions. If the foregoing condition precedent fails for any reason other than the actions or omissions of Purchaser, Purchaser may elect to either (i) proceed to Closing and waive the failure of such condition or (ii) terminate this Agreement by delivery of written notice to Seller on or prior to Closing, in which event (i) the Deposit shall be returned to Purchaser, and (ii) neither party shall have any further liabilities or obligations hereunder except for those liabilities and obligations that expressly survive a termination of this Agreement.
          7.3. Survey. Seller shall deliver to Purchaser a copy of an existing survey of the Land and the Improvements (the “Survey”) together with the Documents to the extent in Seller’s possession. Any updates of the Survey, including, but not limited to recertification thereof, or any

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

new survey (any such new or updated survey, an “Updated Survey”) shall be the sole responsibility of Purchaser.
          7.4. Defects and Cure.
               7.4.1. Purchaser’s Defect Notices. Purchaser shall accept title to the Land and the Improvements subject to all of the Existing Permitted Exceptions. If the Updated Survey or the Title Commitment discloses exceptions to title other than the Existing Permitted Exceptions (such exceptions to title being referred to as the “Disclosed Exceptions”), then Purchaser shall have until 5:00 p.m. (Chicago time) on the later of the date that is five (5) business days prior to the Approval Date and the date on which Purchaser has received both the Title Commitment and the Survey, within which to notify Seller of any such Disclosed Exceptions to which Purchaser reasonably objects (any such notice, a “Defect Notice”) on the grounds that such Disclosed Exceptions either (a) render title unmarketable or uninsurable at regular rates, or (b) materially and adversely affect Purchaser’s intended use of the Property or the value of the Property. Notwithstanding anything contained herein to the contrary, Purchaser shall have no right to object to any matters disclosed by the Updated Survey or the Title Commitment (or any further updates to either of the foregoing) unless Purchaser delivers a Defect Notice with respect to the Title Commitment and/or the Updated Survey, within the earlier of the date that is five (5) business days prior to the Approval Date and the date on which Purchaser has received both the Title Commitment and the Survey. If the Title Commitment, the Updated Survey or any update to either of the foregoing that occurs prior to Closing discloses any exceptions other than the Existing Permitted Exceptions that do not either (i) render title unmarketable or uninsurable at regular rates or (ii) materially and adversely affect Purchaser’s intended use of the Property or the value of the Property, such exceptions shall be deemed Permitted Exceptions for all relevant purposes under this Agreement. Any exceptions to title (other than the Existing Permitted Exceptions and the Disclosed Exceptions) that arise between the effective date of the Title Commitment or Seller’s receipt of an Updated Survey, as the case may be, and the Closing are referred to herein as “New Defects.” Purchaser shall have five (5) business days after its receipt of written notice or updated title evidence reflecting any New Defects within which to notify Seller in writing of any such New Defects to which Purchaser reasonably objects on the grounds that such New Defects either (a) render title unmarketable or uninsurable at regular rates or (b) materially and adversely affect Purchaser’s intended use of the Property or the value of the Property.
               7.4.2. Seller’s Response Notices. Seller shall be obligated to cure and remove (or procure title insurance over) all of the following classes of New Defects and Disclosed Exceptions (“Mandatory Cure Items”), if any: (i) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by Seller; (ii) tax liens for delinquent ad valorem real estate taxes; (iii) mechanics liens pursuant to a written agreement either between (x) the claimant (the “Contract Claimant”) and Seller or its employees, officers or managing agents (the “Seller Parties”) or (y) the Contract Claimant and any other contractor, materialman or supplier with which Seller or the Seller Parties have a written agreement; and (iv) broker’s liens pursuant to a written agreement between the broker and Seller or any Seller Parties. Seller may elect, in its sole discretion, to cure and remove any Disclosed Exception or New Defect identified by Purchaser in a Defect Notice by delivering written notice to Purchaser (a “Seller’s Response Notice”) indicating that Seller has elected to cure and remove any such matters (any

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

such matters that Seller elects to cure and remove, “Seller Cure Items”) not later than the sooner to occur of (i) five (5) business days after Seller’s receipt of the applicable Defect Notice; or (ii) Closing. Seller shall have until Closing to cure and remove (or procure title insurance over) any Seller Cure Items, and, Seller may delay Closing by up to ten (10) business days in order to cure and remove (or procure title insurance over) any such Seller Cure Items. If Seller fails to provide a Seller’s Response Notice, Seller shall be deemed to have delivered a Seller’s Response Notice electing not to cure and remove any New Defects or Disclosed Exceptions identified by Purchaser in the applicable Defect Notice. If Seller elects (or is deemed to elect) not to cure and remove any Disclosed Exceptions or New Defects, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, by delivery of written notice to Seller not later than the first to occur of (i) the date that is five (5) business days after Purchaser’s receipt (or deemed receipt) of a Seller’s Response Notice; or (ii) Closing, to either (a) proceed to Closing and accept title to the Land and the Improvements, subject to those Disclosed Exceptions or New Defects, as the case may be, that Seller has refused (or is deemed to have refused) to cure or remove, without deduction or offset against the Purchase Price or (b) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations pursuant to this Agreement except those liabilities or obligations that expressly survive termination of this Agreement. If Purchaser fails to timely notify Seller of its election pursuant to the preceding sentence, Purchaser shall be deemed to have elected alternative (a).
               7.4.3. Title Cure Provisions. If, on or prior to Closing, Seller fails to cure and remove (or procure title insurance over) each Disclosed Exception or New Defect (other than Mandatory Cure Items), as the case may be, that Seller agreed to cure (pursuant to a Seller’s Response Notice), Purchaser may, at its option and as its sole remedy hereunder, at law or in equity, either (i) terminate this Agreement by written notice to Seller on or prior to Closing, in which event the Deposit shall be returned to Purchaser and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities or obligations which expressly survive termination of this Agreement; or (ii) elect to consummate the Closing and accept title to the Land and Improvements subject to all those Disclosed Exceptions or New Defects that Seller has failed to cure or remove (in which event, all such exceptions to title shall be deemed Permitted Exceptions), without deduction or offset against the Purchase Price. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). If Seller fails to cure and remove (whether by endorsement or otherwise) any Mandatory Cure Items on or prior to Closing, Purchaser may, at its option and by delivery of written notice to Seller on or prior to Closing, either (A) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities and obligations which expressly survive a termination of this Agreement, or (B) proceed to close with title to the Land and Improvements as it then is with the right to deduct from the Purchase Price the liquidated amount reasonably necessary to cure and remove (by endorsement or otherwise), as mutually and reasonably determined by Purchaser and Seller, those Mandatory Cure Items that Seller fails to cure and remove.

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

     8. SELLER’S REPRESENTATIONS.
          8.1. Seller’s Representations. Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date, in all material respects, except as may otherwise be provided in the Documents or on Exhibit D attached hereto and made a part hereof.
               8.1.1. Litigation. To Seller’s knowledge, there is no pending or threatened litigation or governmental proceedings against the Property and, to Seller’s knowledge, there is no pending or threatened litigation or governmental proceedings against Seller that, if such litigation or proceedings were to result in a final determination against Seller or the Property, would result in material encumbrance upon the Property, or would materially affect the validity or enforceability of this Agreement or the performance of Seller under this Agreement.
               8.1.2. United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.
               8.1.3. Condemnation. To Seller’s knowledge, there is no pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and the Improvements.
               8.1.4. Environmental Matters. Seller has received no written notification from any governmental authority, and, to Seller’s Knowledge, it is not the case, that (x) all or some portion of the Land and the Improvements violates any Environmental Laws (as hereinafter defined); or (y) any Hazardous Substances (as hereinafter defined) have been stored or generated at, released or discharged from or are present upon the Land and the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Land or the Improvements. As used herein, the term “Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Land or the Improvements, or any portion thereof, or any owner of the Land, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the. Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

(42 U.S.C. § 7401 note, et seq.), SARA, comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.
               8.1.5. Due Authorization; Conflict. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in and is in good standing under the laws of the State of Illinois. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which Seller is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.
               8.1.6. Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
               8.1.7. Leases. Copies of all Leases in effect as of the Contract Date (the “Existing Leases”), and all amendments thereto and guaranties thereof, if any, have been furnished by Seller to Purchaser and the copies so provided are true and complete. The Existing Leases have not been amended, modified or terminated (except for any amendments delivered to Purchaser pursuant to the preceding sentence). To Seller’s knowledge, (i) the Existing Leases are presently in full force and effect without any material default thereunder by the applicable tenant; (ii) no tenant has prepaid rent by more than 30 days in advance; (iii) any tenant improvements that Seller, as landlord, is obligated to complete, prior to the date hereof and pursuant to any Existing Lease, has been completed and accepted by the applicable tenant; and (iv) no tenant has notified Seller, as landlord, in writing, of any default by Seller pursuant to an Existing Lease that remains uncured.
               8.1.8. Contracts. Seller is not party to any service contracts, management contracts or other comparable agreements that are binding upon the Land and the Improvements other than the Contracts.
               8.1.9. Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.
               8.1.10. No Brokers. Seller has delivered or made available as Documents true and complete copies of any and all listing agreements, brokerage agreements, Leases or other comparable agreements (collectively, “Brokerage Agreements”) into which Seller has entered in connection with the Property, and pursuant to which a leasing commission or finder’s fee may be payable subsequent to Closing.
               8.1.11. Employees. Seller has no employees at the Property.
          8.2. Seller’s Knowledge. All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Steve Janowiak, Dispositions, Kara Crousore, Property Manager, and Dennis Salinas, Marketing Leasing Director, all of First Industrial Realty Trust, Inc., an affiliate of Seller, without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity. Seller represents and warrants that Steve Janowiak, Dennis Salinas and Kara Crousore are the employees or agents of Seller most familiar with the Property and that they are familiar with the condition and operation of the Property.
          8.3. Limitations. The representations and warranties of Seller to Purchaser contained in Section 8.1 hereof, as modified by the Approval Date Certificate (as hereinafter defined) and the Closing Date Certificate (as hereinafter defined) (the “Seller Representations”), shall survive the Closing Date and the delivery of the Deed for a period of one (1) year. No claim for a breach of any Seller Representation, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not disclosed to, or known by, Purchaser prior to Closing, (b) the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and No/100 Dollars ($25,000.00), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of said one (1) year survival period, and an action with respect to such breach(es) shall have been commenced by Purchaser against Seller within one (1) year after Closing. Notwithstanding anything contained herein to the contrary, the maximum amount that Purchaser shall be entitled to collect from Seller in connection with all suits, litigation or administrative proceedings resulting from all breaches by Seller of any Seller Representations or any covenants of Seller shall in no event exceed $325,000.00 in the aggregate. Notwithstanding anything to the contrary contained herein, if Purchaser is notified in any Document, or in writing by Seller, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that Purchaser is provided with access to books, records or other materials that directly contradict a Seller Representation), that any Seller Representation made by Seller is not true or correct as of the Contract Date, or that such Seller Representation is not true or correct on or before the Closing, or is notified in any Document, or in writing by Seller, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that Purchaser is provided with access to books, records or other written material

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

that directly indicates a covenant of Seller has not been satisfied), that Seller has failed to perform any covenant and agreement herein contained and Purchaser shall nevertheless acquire the Property notwithstanding such fact, Purchaser shall not be entitled to commence any action after Closing to recover damages from Seller due to such Seller Representation(s) failing to be true or correct (and Purchaser shall not be entitled to rely on such Seller Representation), or such covenant(s) and agreement(s) having failed to be performed by Seller.
          8.4. Representation Condition. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that all of the Seller Representations made herein are true and correct, in all material respects, as of the Contract Date, Approval Date and the Closing Date (the “Representation Condition”). For purposes of determining those Seller Representations that remain true and correct, in all material respects, as of the Approval Date, Seller shall deliver to Purchaser, on or prior to the Approval Date, a certificate (the “Approval Date Certificate”) certifying that all of the Seller Representations made as of the Contract Date remain true and correct as of the Approval Date, in all material respects, except for changes and qualifications specified by Seller in such Approval Date Certificate such that the Approval Date Certificate is true and accurate in all material respects. If Seller fails to provide an Approval Date Certificate, Seller shall be deemed to have certified (subject to the limitations hereinafter set forth) that all of the Seller Representations hereunder remain true and correct, in all material respects, as of the Approval Date. The representations, warranties and certifications contained in such Approval Date Certificate, whether provided or deemed provided, shall be made by Seller to the standard of knowledge, if any, contained herein for the applicable representations, warranties or certifications and subject to all of the terms, conditions and limitations contained in Sections 8.2 and 8.3 of this Agreement. Notwithstanding anything contained herein to the contrary, if the Approval Date Certificate indicates that any Seller Representations are not true and correct, in all material respects, as of the Approval Date (or were not true and correct, in all material respects, as of the Contract Date), or if Purchaser otherwise determines or becomes aware, prior to the Approval Date, that any Seller Representations are untrue or inaccurate, in all material respects, Purchaser may, in its sole discretion and as its sole and exclusive remedy hereunder, at law or in equity, elect within five (5) business days of the Approval Date either to (aa) terminate this Agreement by delivery of written notice to Seller, whereupon the Deposit shall be promptly returned to Purchaser and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (bb) proceed to Closing and accept the untruth or inaccuracy of the applicable Seller Representations with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof. Notwithstanding anything contained herein to the contrary, if any Seller Representation is untrue or inaccurate in any material respect and Purchaser becomes aware of such untruth or inaccuracy prior to Closing, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or within five (5) business days of the Approval Date to the extent Purchaser becomes aware of such untruth or inaccuracy on or prior to the Approval Date), whereupon the Deposit shall be promptly returned to Purchaser and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and accept the untruth or inaccuracy of such Seller Representation with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof.

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

     9. PURCHASER’S COVENANTS AND REPRESENTATIONS.
     Effective as of the execution of this Agreement, Purchaser hereby covenants with Seller, and represents and warrants to Seller, as follows:
          9.1. 1031 Exchange. Purchaser recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller under §1031 of the Internal Revenue Code (the “Exchange”). As such, Purchaser agrees to cooperate with Seller in effectuating the Exchange, which cooperation may include the execution of documents, (which delays shall not exceed sixty (60) days) and the taking of other reasonable action, as is necessary in the opinion of Seller, to accomplish the Exchange; provided, however, that Purchaser shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, the Exchange. The covenant contained in this Section 9.1 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.
          9.2. Due Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.
          9.3. Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          9.4. No Conflict. The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.
     10. ACTIONS AFTER THE CONTRACT DATE. The parties covenant to do the following through the Closing Date:
          10.1. Title. From and after the Approval Date, Seller shall not make any change to the condition of title to either or both of the Land and the Improvements that would change the condition of title approved or deemed approved by Purchaser pursuant to Section 7.4, except as required by law or by Section 7.4, or with Purchaser’s advance written consent, which consent may

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

be withheld in Purchaser’s sole discretion. From and after the Approval Date, Seller shall not sell, or assign or create any right, title or interest in, any or all of the Land, the Improvements and any part of either of them, or create any lien, encumbrance or charge thereon, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.
          10.2. Maintenance and Operation of Property. Seller shall maintain the Land and the Improvements in substantially its current condition (normal wear and tear and damage by casualty excepted); shall maintain existing insurance coverage in full force and effect; and shall operate and maintain the Land and the Improvements in the ordinary course of Seller’s business; provided, however, that in no event shall Seller be obligated to make any capital repairs, replacements or improvements to the Improvements. From and after the Approval Date, Seller shall not enter into any new contract or agreement with respect to the ownership and operation of the Land and the Improvements that would be binding on Purchaser or the Property after Closing, without Purchaser’s prior written approval (which approval may be withheld in Purchaser’s sole discretion).
          10.3. Leasing Activities. From and after the Contract Date, Seller shall not execute and enter into any new lease, license or occupancy agreement for all or some portion of the Land and the Improvements, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any Existing Lease (all of the foregoing, a “New Lease”) unless Seller obtains Purchaser’s advance written consent to such New Lease, which consent may be withheld in Purchaser’s sole discretion, but which consent shall be deemed automatically given if Purchaser fails to respond within five (5) days after Seller makes a written request for same. New Leases shall not include, and Seller shall be free to execute and enter into at any time, any amendments, modifications, renewals or expansions of any Existing Lease pursuant to the terms of such Existing Lease.
          10.4. Leasing Expenses. At Closing, Purchaser shall reimburse Seller for any and all New Lease Expenses (as hereinafter defined) to the extent that the same have been paid by Seller prior to Closing. In addition, at Closing, Purchaser shall expressly assume and accept, in writing, Seller’s obligations to pay when due any New Lease Expenses unpaid as of the Closing. “New Lease Expenses” shall mean, collectively, any and all commissions and fees or costs and expenses (including tenant improvement costs) arising out of or in connection with either or both of (i) any extension, renewal or expansion of any Existing Lease exercised between the Contract Date and the Closing Date and (ii) any New Lease. New Lease Expenses shall include, without limitation, (a) brokerage commissions and fees to effect any such leasing transaction, (b) expenses incurred for repairs and tenant improvements, and (c) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction. Commissions of leasing and rental agents and tenant improvement allowances for any Existing Leases relating to the base lease term or any renewal term that is elected or with respect to which an option is exercised, as the case may be, prior to the Contract Date shall be paid in full at or prior to Closing by Seller, without contribution or proration from Purchaser (any such commissions or tenant improvements allowances, “Seller’s Commissions”). Commissions of leasing and rental agents and tenant improvement allowances for (x) any renewals (other than renewals elected or with respect to which an option is exercised prior to the Contract Date) or expansions of any Existing Lease, and (y) any New Leases shall be the sole responsibility of Purchaser, without contribution or proration from Seller (any such commissions or tenant

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

improvements allowances, “Purchaser’s Commissions”). Seller hereby indemnifies, protects, defends and holds Purchaser, and its successors and assigns (the “Purchaser’s Indemnified Parties”), harmless from and against any and all Losses that any or all of Purchaser and any Purchaser’s Indemnified Parties actually suffer and incur as a result of the failure by Seller to timely pay or discharge any of the Seller’s Commissions. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses that any or all of Seller and the Seller Indemnified Parties actually suffer or incur as a result of the failure by Purchaser to timely pay or discharge any of the Purchaser’s Commissions or any New Lease Expenses. The terms of this Section 10.4 shall survive the Closing and the delivery of any conveyance documentation.
          10.5. Lease Enforcement. Prior to the Closing Date, Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Existing Lease or New Lease, by summary proceedings or otherwise, and to apply all or any portion of any security deposit then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Purchaser under this Agreement in any manner.
     11. PROPERTY SOLD “AS IS”.
          11.1. Except as is otherwise expressly provided in this Agreement, Seller hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Land and the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) any other matter whatsoever except as expressly set forth in this Agreement. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON A STRICTLY “AS IS” “WHERE IS” BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.
          11.2. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT. FURTHER, PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

TO, CLAMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT, SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEANUP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF, AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF, PURCHASER.
          11.3. PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 11 WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION 11 WILL EXPRESSLY SURVIVE THE CLOSING, WELL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS, AND WILL BE INCORPORATED INTO THE DEED.
     12. SELLER’S CLOSING DELIVERIES.
     At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following:
          12.1. Deed. A Deed, executed by Seller, and in recordable form, conveying the Land and Improvements to Purchaser, subject to the Permitted Exceptions.
          12.2. Assignment of Leases. Two (2) duly executed counterparts of an Assignment and Assumption of Leases (the “Assignment of Leases”) in the form attached hereto as Exhibit F.
          12.3. Assignment of Contracts. Two (2) duly executed counterparts of an Assignment and Assumption of Contracts and Intangibles (an “Assignment of Contracts”) in the form attached hereto as Exhibit G.
          12.4. Bill of Sale. Two (2) duly executed originals of a Bill of Sale (the “Bill of Sale”) in the form attached hereto as Exhibit H.
          12.5. Keys. All keys in Seller’s possession to all locks located in the Improvements.
          12.6. Affidavit of Title. An affidavit of title (or comparable “no lien” statement), in form and substance reasonably acceptable to the Title Company.
          12.7. Closing Statement. Two (2) duly executed counterparts of a closing statement (the “Closing Statement”) conforming to the proration and other relevant provisions of this Agreement, which Closing Statement shall be in a form mutually and reasonably agreed upon by Seller and Purchaser.
          12.8. Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
          12.9. Letter of Credit. If applicable, with respect to any security deposits that are letters of credit, Seller shall, if the same are held by Seller, (a) deliver to Purchaser at the Closing such letters of credit, (b) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (c) cooperate with Purchaser to change the named beneficiary under such letters of credit to Purchaser, so long as Seller does not incur any additional liability or expense in connection therewith.

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

          12.10. Notices to Tenants. Notices to each of the tenants under the Leases, notifying them of the sale of the Land and Improvements and directing them to pay all future rent as Purchaser may direct.
          12.11. Leases. Originals or certified copies of the Leases, which certification shall be made, to Seller’s knowledge, subject to all of the terms, conditions and limitations of Sections 8.2 and 8.3.
          12.12. Closing Date Certificate. For purposes of determining whether the Representation Condition has been satisfied, Seller shall deliver to Purchaser at Closing a certificate (the “Closing Date Certificate”) certifying that all of the Seller Representations that were true and correct, in all material respects, as of the Approval Date (as reflected in the Approval Date Certificate) remain true and correct, as of the Closing Date and in all material respects, except for changes and qualifications specified in such Closing Date Certificate, such that the Closing Date Certificate is true and accurate in all material respects. The representations, warranties and certifications contained in the Closing Date Certificate shall be made by Seller to the standard of knowledge, if any, contained herein for the applicable representations, warranties or certifications and subject to all of the terms, conditions and limitations contained in Sections 8.2 and 8.3 of this Agreement. Notwithstanding anything contained herein to the contrary, if, as of the Closing, the Representation Condition is not fulfilled for any reason or any Seller Representations are not true and correct, in any material respect, Purchaser may, in its sole discretion and as its sole remedy, hereunder, at law or in equity, elect within five (5) days after Seller’s delivery of a Closing Date Certificate indicating that the Representation Condition has not been met or indicating that any of the Seller Representations are not true either to (aa) terminate this Agreement by delivery of written notice to Seller not later than the Closing Date, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (bb) proceed to Closing and waive the failure of the Representation Condition.
     13. PURCHASER’S CLOSING DELIVERIES.
     At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following:
          13.1. Closing Statement. Two (2) Closing Statements executed in counterpart by Purchaser.
          13.2. Assignment of Leases. Two (2) Assignment of Leases executed in counterpart by Purchaser.
          13.3. Assignment of Contracts. Two (2) Assignment of Contracts executed in counterpart by Purchaser.
     14. PRORATIONS AND ADJUSTMENTS.
     Prorations shall be made as of the Closing Date as if Purchaser were in title for the entire Closing Date provided that no later than 11:00 a.m. Central Time on the Closing Date, the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

by the Title Company from Purchaser for disbursement to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller. If the net proceeds of the Purchase Price payable to Seller (after adjustments and prorations) are not sent by Federal Reserve wire transfer in immediately available funds and received by the Title Company from Purchaser for disbursement to Seller on or prior to 11:00 a.m. Central Time on the Closing Date, prorations shall be made as of the Closing Date as if Seller remained in title as of the entire Closing Date, except that, to the extent such delay results from Seller’s failure to provide deliveries or Seller’s default, prorations shall be made pursuant to the preceding sentence. The following shall be prorated and adjusted between Seller and Purchaser:
          14.1. Security Deposits. The amount of all cash security and any other cash tenant deposits actually held by Seller, and interest due thereon, if any, shall be credited to Purchaser.
          14.2. Utilities and Operating Expenses. To the extent not billed directly to tenants, or paid as part of Additional Rent (as hereinafter defined) or otherwise by tenants, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices. Any operating expenses that are not paid by the tenants as Additional Rent or otherwise shall be prorated between Purchaser and Seller, with Seller receiving a credit for any operating expenses paid by Seller and related to the period from and after Closing.
          14.3. Contracts. Amounts paid or payable under the Contracts other than any Rejected Contracts shall be prorated.
          14.4. Assessments. To the extent not paid by tenants as a component of Additional Rent or otherwise, all assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Purchaser being responsible for any installments of assessments that are due and payable on or after the Closing Date.
          14.5. Base Rent. Purchaser will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rent shall not be prorated at Closing. All Rent collected by Purchaser or Seller from each tenant from and after Closing will be applied as follows: (i) first, to Delinquent Rent owed for the month in which the Closing Date occurs (the “Closing Month”), (ii) second, to any accrued Rents owing to Purchaser, and (iii) third, to Delinquent Rents owing to Seller for the period prior to Closing. Any Rent collected by Purchaser and due Seller will be promptly remitted to Seller. Any Rent collected by Seller and due Purchaser shall be promptly remitted to Purchaser. Purchaser shall use reasonable efforts to collect Delinquent Rents owed to Seller in the ordinary course of its business; provided, however, that Seller hereby retains the right to pursue any tenant under the Leases for any Rent and other sums due Seller for period attributable to Seller’s ownership of the Property; and provided further, however, Seller (i) shall be required to notify Purchaser in writing of Seller’s intention to commence or pursue any legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. “Additional Rents” shall mean any and all amounts due from tenants for

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges. The provisions of this Section 14.5 shall survive the Closing and the delivery of any conveyance documentation.
          14.6. Taxes. Ad valorem real estate and personal property taxes with respect to the Land and the Improvements shall be prorated as of the Closing Date, based on the most currently available final tax bill and on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed.
          14.7. Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.
          14.8. Adjustments. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, or in the event the prorations set forth above are estimated on the most currently available (rather than based on the actual final) bills, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within twelve (12) months after the Closing Date. The provisions of this Section 14.8 shall survive Closing.
     15. CLOSING EXPENSES.
     Seller shall only pay for any state and county transfer taxes, the premium for the Title Policy and one-half of the cost of any escrows hereunder. Purchaser shall pay for one-half of any escrow costs hereunder, the cost of recording the Deed, the cost of “extended form coverage” and any endorsements to the Title Policy, the cost of any Updated Survey, any mortgage or recording taxes and any municipal transfer taxes.
     16. DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY.
     If, prior to Closing, all or any portion of any or all of the Land and the Improvements is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:
          16.1. If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, “repair and/or replacement”) is $100,000.00 or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, Purchaser shall close and take the Property as diminished by such events, with an assignment by Seller of (a) any casualty insurance proceeds (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) or (b) condemnation proceeds, and in the case of either (a) or (b), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.
          16.2. If the aggregate cost of repair and/or replacement is greater than $100,000.00, in the opinion of Purchaser’s and Seller’s respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller delivered within ten (10) days after Purchaser is notified of such Damage or Eminent

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

Domain, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the proceeds of Seller’s casualty insurance (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) for all Damage (or condemnation awards for any Eminent Domain), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.
          16.3. In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.
     17. DEFAULT.
          17.1. Default by Seller. If Seller is in material default under any of the covenants and agreements of Seller hereunder, Purchaser may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller, in which event (a) the Deposit shall be returned to Purchaser and (b) upon Purchaser’s receipt of the Deposit, this Agreement shall terminate and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) Purchaser may file an action for specific performance. Purchaser shall have no other remedy for any default by Seller. In the event of the failure of any condition precedent to Purchaser’s obligation to close expressly herein set forth, or in the event of the untruth or inaccuracy, in any material respect, of any Seller Representation as of the Contract Date (subject to the limitations contained in Sections 8.4 and 12.122), Purchaser’s sole remedy hereunder, at law or in equity, shall be to terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or such sooner date as may be herein specified), in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement.
          17.2. Default by Purchaser. In the event Purchaser defaults in its obligations to close the purchase of the Property, or in the event Purchaser otherwise materially defaults hereunder, then (i) Seller shall be entitled to (and shall) receive the Deposit as fixed and liquidated damages, this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement and (ii) Purchaser shall immediately direct the Title Company, in writing, to pay the Deposit to Seller. Seller shall have no other remedy for any default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. In the event Purchaser advises Seller that Purchaser is unable or unwilling to proceed to Closing on or prior to the Closing Date, Seller shall be entitled to immediately collect the Deposit and shall not be obligated to proceed to Closing and present the Deed and the other conveyance documents as a condition to collecting the Deposit. All of the foregoing shall be without limitation upon the rights and remedies of Seller hereunder, at law or in equity, in the event of a default by Purchaser pursuant to Sections 6.1, 6.2, 6.3, 19 or 22 or any covenant, agreement, indemnity, representation or warranty of Purchaser that survives the Closing or the termination of this Agreement.
     18. SUCCESSORS AND ASSIGNS.
     Neither party shall assign this Agreement without the prior written consent of the other, except that Seller may assign its interest in and obligations under this Agreement to a so-called “Qualified Intermediary” in order to accomplish the Exchange. Notwithstanding the foregoing, Purchaser may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to one or more entities affiliated with Purchaser provided that (i) no such assignment shall act to release Purchaser hereunder and (ii) Purchaser provides Seller with a copy of a written assignment agreement between Purchaser and its affiliate, which instrument shall be in form reasonably acceptable to Seller.
     19. LITIGATION.
     In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 19 shall survive termination of this Agreement or the Closing and the delivery of any conveyance documentation.
     20. NOTICES.
     Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Seller:	First Industrial Realty Trust, Inc.
311 South Wacker Drive, Suite 4000
Chicago, Illinois 60606
Attn: Mr. Steve Janowiak
Facsimile: (312) 895-9479

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

With a copy to
its attorneys:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
Attn: Michael R. Hall
Facsimile: (312) 984-3150

Purchaser:	Northfield Laboratories
1200 Business Center Drive
Mt. Prospect, Illinois 60056
Attn: Jack Kogut
Facsimile: (847) 864-0545

With a copy to
its attorneys:	Baker & McKenzie LLP
One Prudential Plaza
130 E. Randolph Drive, Suite 3500
Chicago, Illinois 60601
Attn: Christopher L. Kopecky
Facsimile: (312) 698-2337
     Notices shall be deemed properly delivered and received: (i) when and if personally delivered; or (ii) one (1) business day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile before 5:00 p.m. (Central Time). Notices may be delivered on behalf of the parties by their respective attorneys.
     21. BENEFIT.
     This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.
     22. BROKERAGE.
     Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Trammell Crow Company and Cushman & Wakefield (collectively, “Broker”). Seller shall pay any brokers’ commission due to Broker pursuant to the terms of a separate agreement between Seller and Broker. Seller hereby indemnifies, protects, defends and holds Purchaser and the Purchaser’s Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Purchaser and the Purchaser’s Indemnified Parties resulting from the claims of any broker, finder or other such party (including Broker) in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Seller. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Seller and the Seller Indemnified Parties resulting from the claims of any broker, finder or other such party (excluding Broker) in connection with

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Purchaser. The obligations of the parties pursuant to this Section 22 shall survive any termination of this Agreement.
     23. MISCELLANEOUS.
          23.1. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
          23.2. Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Illinois for observance thereof.
          23.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
          23.4. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.
          23.5. No Recording. Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.
          23.6. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. A fully executed facsimile copy of this Agreement shall be effective as an original.
          23.7. Construction of Agreement. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

          23.8. No Oral Modification or Waiver. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.
          23.9. Survival. Only those covenants, agreements, undertakings and representations and warranties of Seller that expressly survive Closing pursuant to the terms of the Agreement shall survive Closing and the delivery of any conveyance documentation for the period herein set forth and all of the other covenants, agreements, undertakings and representations and warranties of Seller contained herein shall not survive Closing and shall merge into the conveyance documentation delivered at Closing.
          23.10. No Reliance. This Agreement represents the full and complete agreement between Seller and Purchaser. Any representations, warranties, promises or conditions, whether written or oral, not specifically incorporated (by reference or otherwise) into this Agreement shall not be binding upon either of the parties hereto, and each of the parties hereto acknowledges that it has not relied upon, in entering into this Agreement, any representation, warranty, promise or condition not specifically set forth in this Agreement. All discussions, negotiations and writings have been and are merged into this Agreement.
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Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

FIRST INDUSTRIAL, L.P., a Delaware limited partnership

By:	First Industrial Realty Trust, Inc., a Maryland corporation, its general partner

	By:	/s/ Donald R. Stoffle

Name: Donald R. Stoffle
Its: Authorized Signatory

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(7)

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PURCHASER:

NORTHFIELD LABORATORIES, INC., a Delaware corporation

By:	/s/ Jack Kogut

Name: Jack Kogut
Its: Sr Vice President

Agreement of Purchase and Sale — 1200 Business Center Drive Mt. Prospect IL(6)

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